Exhibit 10.3

CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Sumitomo Dainippon Pharma Co., Ltd. 13-1, Kyobashi 1-chome, Chuo-ku, Tokyo 104-8356, Japan Phone : [***] Telefax : [***]

August 5, 2020

Myovant Sciences Ltd.
Suite 1, 3rd Floor, 11-12 St. James’s Square,
London, SW1Y 4LB, United Kingdom
c/o Myovant Sciences, Inc.
2000 Sierra Point Parkway, 9th Floor
Brisbane, CA 94005, the United States of America

Re: $200,000,000 Credit Facility

Ladies and Gentlemen:

Sumitomo Dainippon Pharma Co., Ltd., a company (Kabushiki Kaisha) incorporated under the laws of Japan (the “Lender” or “us”), offers its commitment to lend up to the full amount of a credit facility to Myovant Sciences Ltd., an exempted company organized under the laws of Bermuda (the “Borrower” or “you”), in an aggregate principal amount of up to $200,000,000 (the “Credit Facility”), upon and subject to the terms and conditions set forth in this letter and the Summary of Principal Terms and Conditions attached hereto (the “Summary of Terms” and, together with this letter, this “Commitment Letter”).
Our commitment hereunder is subject to the satisfaction of each of the following conditions precedent in a manner acceptable to us: (a) the accuracy and completeness of all representations that you make to us in this Commitment Letter and your compliance with the terms of this Commitment Letter (including the Summary of Terms); (b) the satisfactory completion of our due diligence examination of the Borrower, its subsidiaries and their respective businesses, operations and properties; (c) the approval of the Credit Facility by our board of directors; (d) no change, occurrence or development has occurred or become known to us since December 31, 2019, that could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole; (e) our not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models) affecting the Borrower and/or its subsidiaries or the transactions contemplated hereby which, in our judgment, is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof; and (f) the negotiation, execution and delivery of definitive documentation for the Credit Facility consistent with the Summary of Terms and otherwise satisfactory to us. The terms and conditions of our commitment hereunder and of the Credit Facility are not limited to those set forth in this Commitment Letter (including the Summary of Terms). Those matters that are not covered by the provisions hereof are subject to the approval and agreement of us and the Borrower. The Lender’s commitment may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis.
You hereby represent and warrant that (a) all written information (other than Projections (as defined below), other forward-looking information and information of a general economic or industry specific nature) that has been or is hereafter made available to the Lender by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby (the “Information”), as and when furnished and when taken as a whole, is and will be complete and correct in all material respects and does not and will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time) and (b) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to the Lender by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time prepared; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. Subject to the confidentiality requirements below, you agree to furnish us with such information as we may reasonably request and to supplement the Information from time to time until the closing date for the Credit Facility (the “Closing Date”) so that the representation and warranty in the preceding sentence is correct on the Closing Date. In issuing this commitment, the Lender is and will be using and relying on the Information without independent verification thereof.
By executing this Commitment Letter, you agree to reimburse the Lender from time to time on demand for reasonable out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of counsel to the Lender) incurred in connection with the Credit Facility, the preparation of the definitive documentation therefor and the other transactions contemplated hereby consistent with the Summary of Terms.
You agree to indemnify and hold harmless the Lender and each of its affiliates and officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or (b) the Credit Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense results from (1) such Indemnified Party’s gross negligence or willful misconduct as determined in a final, nonappealable judgment by a court of competent jurisdiction, (2) a claim brought by you against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder, if you have obtained a final and nonappealable judgment in your favor on such claim as determined by a court of competent jurisdiction and (3) any dispute solely among the Indemnified Parties, other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of your direct, as opposed to special, indirect, consequential or punitive, damages. It is further agreed that the Lender shall only have liability to you (as opposed to any other person).
This Commitment Letter, the Summary of Terms and the contents hereof and thereof are confidential among the respective parties thereto may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) (a) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and in any analyst or investor conference calls in connection with such filings, (b) to officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders on a confidential and need-to-know basis and (c) pursuant to an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure).
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (a) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (b) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (c) the Lender has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (d) the Lender has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
The provisions of the immediately preceding four paragraphs remain in full force and effect regardless of whether any definitive documentation for the Credit Facility is executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder. You may terminate this Commitment Letter and our commitments with respect to the Credit Facility in full at any time subject to the provisions of the preceding sentence.
This Commitment Letter is governed by, and construed in accordance with, the laws of the State of New York. The Borrower and the Lender each hereby irrevocably (a) submits to the state and federal courts located in the Borough of Manhattan in the City and State of New York and (b) waives any and all right to trial by jury, in each case, in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the transactions contemplated hereby and thereby or the actions of the Lender in the negotiation, performance or enforcement hereof. Nothing in this Commitment Letter or the Summary of Terms affects any right that the Lender or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms) or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. The Borrower and the Lender each agree that service of any process, summons, notice or document by registered mail addressed to it is effective service of process against it for any suit, action or proceeding relating to any such dispute. The Borrower and the Lender each waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.
This Commitment Letter, together with the Summary of Terms, embodies the entire agreement and understanding among the Lender and you and your and their respective affiliates with respect to the Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. Please note, however, that the terms and conditions of the Lender’s commitments hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms are subject to mutual agreement of the parties. This Commitment Letter is not assignable by any party hereto without the prior written consent of the other party and is intended to be solely for the benefit of the parties hereto (and any attempted assignment without such consent shall be null and void).
This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter by electronic transmission (including PDF) will be effective as delivery of a manually executed counterpart thereof.
(Signature Pages Follow)

This Commitment Letter and the Lender’s commitments will expire at 5:00 p.m. Tokyo time on August 11th, 2020, unless you execute this Commitment Letter and return it to us prior to that time. Thereafter, this undertaking and commitment will expire on [***], unless definitive documentation for the Credit Facility is executed and delivered prior to such date or earlier terminated by you.

Very truly yours,
SUMITOMO DAINIPPON PHARMA CO., LTD.
By:	/s/ Shigeyuki Nishinaka
Name:	Shigeyuki Nishinaka
Title:	Senior Executive Officer

[Commitment Letter Signature Page]

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

MYOVANT SCIENCES LTD.
By:	/s/ Marianne Romeo
Name:	Marianne Romeo
Title:	Head, Global Transactions & Risk Management

[Commitment Letter Signature Page]

Summary of Principal Terms and Conditions

Transaction:
Sumitomo Dainippon Pharma Co., Ltd. (the “Lender”) shall enter into a senior unsecured revolving credit facility (the “Credit Facility”) with Myovant Sciences Ltd. (the “Borrower”), whereby the Lender will extend credit to the Borrower in accordance with the terms described in this Term Sheet. Capitalized terms not defined herein shall have the meanings set forth in the Existing Credit Facility (as defined below).

Key Terms of the Credit Facility
Borrower:	Myovant Sciences Ltd.
Guarantors:
All of the obligations of the Borrower under the Credit Facility shall be guaranteed by Myovant Sciences GmbH and each other existing and future direct and indirect subsidiaries of the Borrower, including any such subsidiary that guarantees the Existing Credit Facility (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”).

Lender:	Sumitomo Dainippon Pharma Co., Ltd.
Aggregate Principal Amount:	$200,000,000 in revolving commitments (the “Commitments”; the loans made under the Credit Facility, the “Loans”).
Availability and Maturity Date:
The Commitments under the Credit Facility will be available in U.S. dollars in an aggregate principal amount not to exceed $200,000,000 on a revolving basis during the period commencing on the Closing Date until the date occurring three months prior to the Maturity Date (as defined below). The Loans will mature on the fifth anniversary of the Closing Date (as defined below) (the “Maturity Date”).

Interest Rate:
Benchmark Rate (to be defined substantially the same as the Existing Credit Facility ) plus 3.00% per annum.
During the continuance of an event of default, the outstanding principal amount of the Loans will bear interest at an additional 5.00% per annum above the otherwise applicable interest rate.

Purpose:	The proceeds of the Loans will be used to finance the business operating expenditures of the Borrower and its subsidiaries, to the extent not financed by borrowings under the Existing Credit Facility.

Confidential

Mandatory Prepayments:
Substantially the same as the Existing Credit Facility.
If there are any Loans outstanding on the date a Business Development Transaction (as defined below) occurs (including any Loans requested as of such date), then (i) within 10 days of such date, the Borrower shall deliver to the Lender an amended Rolling Forecast (as defined in the Existing Credit Facility) as of a recent date, (ii) the Lender has the right to consent to such Loans remaining outstanding and (iii) if the Lender does not consent to such Loans remaining outstanding within 30 days of receiving the amended Rolling Forecast referred to in clause (i) above, then the Borrower shall repay such loans in full no later than the end of the next fiscal quarter after the fiscal quarter in which such Business Development Transaction occurs.
“Business Development Transaction” means [***] by the Borrower or any Guarantor with a third-party pursuant to which the Borrower or the Guarantors [***] as a result of such transaction (including any [***]).

Voluntary Prepayments:	Substantially the same as the Existing Credit Facility.
Collateral:	Unsecured.
Definitive Documentation:
The definitive documentation for the Credit Facility will contain substantially the same terms as those set forth in that certain Loan Agreement, dated as of December 27, 2019, by and among the Lender, the Borrower and Myovant Sciences GmbH (the “Existing Credit Facility”), except as otherwise set forth herein, as modified to take into account the different Borrower and Guarantors.

Information Sharing Agreement:
The Borrower and Sumitovant Biopharma Ltd. (“Sumitovant”) will enter into an information sharing agreement in form and substance reasonably satisfactory to the parties (the “Information Sharing Agreement”). Without limiting the generality of the foregoing, the Information Sharing Agreement will require that the Borrower (i) coordinate with Sumitovant before releasing earnings results or any interim financial guidance and to notify Sumitovant before issuing any other material press releases, (ii) make available to Sumitovant such information, documents and other materials relating to the business of the Borrower as set forth in the Information Sharing Agreement and (iii) other rights as detailed therein.

Closing Conditions:
Substantially the same as the Existing Credit Facility and including, without limitation, (a) the Lender’s receipt of the Information Sharing Agreement, (b) an amendment to the Existing Credit Facility permitting the Credit Facility and (c) the Loan Parties’ receipt of any other authorizations, consents and approvals that are required in connection with the Credit Facility (the date upon which all such closing conditions shall be satisfied (or waived by the Lender), the “Closing Date”).

Funding Conditions:	Substantially the same as the Existing Credit Facility. In addition, any draw of any Loan under the Credit Facility requested after the occurrence of a Business Development Transaction is subject to the prior written consent of Lender.
Representations and Warranties:	Substantially the same as the Existing Credit Facility, as modified to take into account the different Borrower and Guarantors, and including, without limitation, material compliance with the Information Sharing Agreement.

Affirmative Covenants:	Substantially the same as the Existing Credit Facility as modified to take into account the different Borrower and Guarantors, and including, without limitation, (i) compliance with the Information Sharing Agreement (subject to customary and reasonable cure rights) and (ii) giving prompt notice to the Lender if the Borrower or any Guarantor enters into any definitive agreement related to a Business Development Transaction.
Negative Covenants:	Substantially the same as the Existing Credit Facility, as modified to take into account the different Borrower and Guarantors.
Events of Default:	Substantially the same as the Existing Credit Facility, as modified to take into account the different Borrower and Guarantors.
Assignments:	Substantially the same as the Existing Credit Facility.
Governing Law and Submission to Jurisdiction:	New York.
Fees and Expenses:	The Borrower shall pay all reasonable out of pocket costs and expenses incurred by the Lender on the same terms as the Existing Credit Facility.